EMPLOYMENT AGREEMENT

                  AGREEMENT, dated as of August 15, 1999 (the "Effective Date"), by and between Rami Abada (the "Executive") and Jennifer Convertibles, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Executive is currently serving as President and Chief Operating Officer of the Company;

                  WHEREAS, the Board of Directors of the Company (the "Board") desires that the Company continue to employ the Executive and the Executive desires to continue to furnish services to the Company on the terms and conditions hereinafter set forth; and

                  WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the continuing employment relationship of the Executive with the Company;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

                  1. EMPLOYMENT. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continuing employment, on the terms and conditions hereinafter set forth.

                  2. EMPLOYMENT PERIOD. The term of the Agreement shall commence on the Effective Date and terminate on the fifth anniversary of the Effective Date; PROVIDED, HOWEVER, that on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, the term of the Agreement shall automatically be extended for one additional year, unless, not later than six (6) months prior to such anniversary, the Company or the Executive shall have given notice not to extend the term of the Agreement (the term of this Agreement, together with any extensions thereon, the "Employment Period"). The Employment Period shall end on the earlier to occur of
(i) the date on which the Employment Period expires following a notice by the Company or the Executive not to extend the Employment Period and (ii) the Executive's Date of Termination, as defined in Section 7(b) hereof.

                  3.   POSITION AND DUTIES.

                       a. During the Employment Period, Executive shall serve as President and Chief Operating Officer of the Company. The Executive shall report directly to the Board and shall have those powers and duties consistent with his positions and such other powers and duties as may be prescribed by the Board, provided that such other powers and duties are consistent with Executive's positions set forth herein.

                       b. Executive agrees to devote substantially his full working time, attention and energies to the performance of his duties for the Company. It shall not, however, be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees,
(ii) give speeches and make media appearances to discuss matters of public interest and (iii) manage his personal investments, so long as the foregoing activities do not interfere substantially with the performance of the Executive's responsibilities in accordance with this Agreement. Specifically, it shall not be a violation of this Agreement for the Executive to serve as a member of the Board of Directors of CCA Industries, Inc. ("CCA"), or to act in an advisory capacity or in such other similar role with respect to CCA in the event the need arises, provided that acting in such capacity does not interfere substantially with the performance of the Executive's responsibilities in accordance with this Agreement.

                 4. PLACE OF PERFORMANCE. The principal place of performance of the Executive's duties shall be at the Company's corporate offices in Long Island, New York, subject to reasonable travel requirements on behalf of the Company.

                 5.    COMPENSATION AND RELATED MATTERS.

                       a. BASE SALARY. As compensation for the performance by Executive of his obligations hereunder, during the Employment Period, the Company shall pay Executive a base salary at a rate not less than $400,000 per year during the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, and not less than $500,000 per year thereafter (the base salary in effect from time to time, the "Base Salary"). The Base Salary payable hereunder is in respect of services rendered by the Executive in his capacity as President and Chief Operating Officer and is in addition to any other remuneration payable to the Executive. On each anniversary of the Effective Date during the Employment Period, the Base Salary shall be increased at a rate equal to the increase in the cost of living as determined by the Bureau of Labor Statistics in its Consumer Price Index reports. Once increased, the Base Salary shall not be decreased.

                       b. ANNUAL BONUS. As compensation for services rendered during the Employment Period, Executive shall be entitled to the following annual cash incentive awards (collectively, the "Annual Bonus"); PROVIDED, HOWEVER, that (x) the requirement that the Company pay an Annual Bonus in accordance with this Section 5(b) shall not limit the Company's discretionary ability to make additional bonus payments from time to time during the Employment Period and (y) in no event shall the portion of the Annual Bonus otherwise earned pursuant to Section 5(b)(i) below be paid unless the Company has positive cash flow in accordance with generally accepted accounting principles, adjusted for borrowing either for the growth of the Company or for settlement expenditures related to current derivative litigation:

i. a lump sum cash payment, payable on or around January 10 following the end of each fiscal year during the Employment Period, equal to 2.5% of EBITDA (defined to mean net income before interest, taxes, depreciation and amortization expense, as determined (A) by the Company's auditors in accordance with generally accepted accounting principles and (B) prior to payment of the Annual Bonus) in respect of such fiscal year; and

ii. a lump sum cash payment, payable on or around January 10 following the end of each fiscal year during the Employment Period, equal to the product of (A) the excess, if any, of (1) the aggregate revenues in respect of such fiscal year of (a) the Company, (b) any partnership in which the Company is the general partner, (c) any licensee of the Company and (d) Jara Enterprises (the "Private Company"), over (2) $142 million (such amount being the aggregate revenues of the entities listed in clause (a) through (d), above, for the fiscal year ended August 29, 1998), and (B) 0.001. For purposes of clarification, the amount payable in accordance with this clause (ii) shall equal $1,000 for each $1,000,000 in revenue of the entities listed herein in excess of $142,000,000.

                       c. COMPENSATION PLANS; STOCK OPTIONS. During the Employment Period, Executive shall be eligible to participate in all compensation plans and programs, including, but not limited to, equity based award plans and incentive programs made available generally to employees or to senior executives of the Company; PROVIDED, HOWEVER, that effective as of the Effective Date, the Company shall grant to the Executive an option ("Option") to acquire 300,000 shares of the common stock, par value $0.01 per share, of the Company. The Option shall be granted under the Company's 1991 Amended and Restated Incentive and Non-Qualified Stock Option Plan and shall (i) become exercisable with respect to 100,000 shares subject thereto on each of the first three anniversaries of the Effective Date, (ii) have an exercise price equal to $3.51 per share subject thereto and (iii) to the extent allowable under the Internal Revenue Code of 1986, as amended (the "Code"), be designated as an incentive stock option, as defined in Section 422 of the Code. Executive shall be eligible to receive additional Options at such times and in such amounts as may be determined from time to time by the Option Committee of the Board.

                       d. RETIREMENT AND WELFARE BENEFITS. During the Employment Period, Executive shall participate in all defined contribution and defined benefit retirement plans, and employee welfare benefit plans and programs (including medical, hospitalization, dental, accident and disability insurance) that were in effect for the benefit of the Executive immediately prior to the Effective Date or that may be in effect during the Employment Period; PROVIDED, HOWEVER, that this Section 5(d) shall not prevent the Company from administering such plans and programs in accordance with their terms. Notwithstanding the foregoing, the Company shall provide, at its sole expense, a split-dollar life insurance policy for the benefit of the Executive with a face amount equal to $3 million.

                       e. EXPENSES. The Company shall reimburse Executive for all reasonable business expenses incurred by the Executive; PROVIDED, HOWEVER, that the Executive shall be required to provide itemized statements only to the extent such expenses exceed $15,000 in any given year.

                       f. VACATION. The Executive shall be entitled to at least three (3) weeks paid vacation per year (with a maximum of three (3) weeks unused vacation carrying forward in any given year), in accordance with the Company's vacation policy applicable to senior executives.

                       g. FRINGE BENEFITS AND PERQUISITES. During the Employment Period, the Company shall provide to the Executive all the fringe benefits and perquisites that were in effect for the benefit of the Executive immediately prior to the Effective Date (including but not limited to the use of a Company automobile for business and personal travel and the reimbursement for all automobile-related expenses).

                 6. TERMINATION. The Executive's employment hereunder may be terminated under the following circumstances, in each case subject to the provisions of this Agreement.

                       a. DEATH. The Executive's employment hereunder shall terminate upon his death.

                       b. DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, and, in either case, within thirty (30) days after written Notice of Termination (as described in Section 7(a) hereof) is given the

Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder for "Disability."

                       c. CAUSE. The Company may terminate the Executive's employment hereunder for Cause. "Cause" for termination by the Company of the Executive's employment hereunder shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's Disability or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 6(d) hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties or (ii) the Executive's conviction for the commission of a felony. For purposes of clause (i) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and
(y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Board establishes, by clear and convincing evidence, that Cause exists.

                       d. GOOD REASON. The Executive may terminate his employment hereunder for "Good Reason" in the event of a material breach by the Company of its obligations under this Agreement, which breach has not been cured within ten (10) days after written notice thereof has been given by Executive to the Company specifying the acts or omissions of the Company alleged to give rise to "Good Reason".

                       e. OTHER TERMINATIONS. The Company may terminate the Executive's employment hereunder (other than for Cause or Disability), and the Executive may terminate his employment (other than for Good Reason) in each case subject to the provisions of this Agreement.

                  7.   TERMINATION PROCEDURE.

                       a. NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11.

                       b. DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to Section 6(c), the Date of Termination shall be the date set forth in the Notice of Termination (provided that, if the Executive's employment is terminated pursuant to Section 6(c)(i), the Date of Termination shall not be earlier than thirty (30) days after delivery of the Notice of Termination) and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination; PROVIDED, HOWEVER, in each case, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding and final arbitration award in accordance with Section 18 hereof.

                  8.   COMPENSATION UPON TERMINATION.

                       a. DEATH OR DISABILITY. If the Executive's employment is terminated by reason of his death or Disability, the Company shall pay to the Executive (or his legal representatives or estate or as may be directed by the legal representatives of his estate, as the case may be) the following:

                             i. a lump sum cash payment, within five (5) days following the Date of Termination, equal to any earned but unpaid Base Salary or Annual Bonus due to the Executive (the "Accrued Amounts");

                             ii. salary continuation (equal to the Base Salary in effect on the Date of Termination) for the 12-month period following the Date of Termination;

                             iii.     a lump sum cash payment, as soon as
         practicable following the end of the fiscal year in which the Date of Termination occurs (but in no event later than January 10 following the end of such fiscal year), equal to a pro rata portion (through the Date of Termination) of the Annual Bonus, calculated in respect of the fiscal year in which the Date of Termination occurs, based upon the Company's actual performance during such fiscal year (the "Pro Rata Bonus"); and

                             iv. any other death or disability benefits generally available in accordance with the terms and conditions of the various death or disability plans or programs in which the Executive was participating as of the Date of Termination.

                       b.    TERMINATION BY COMPANY OTHER THAN FOR DISABILITY
OR CAUSE OR BY EXECUTIVE FOR GOOD REASON. If the Executive's employment is terminated by the Company other than for Disability or Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive the following:

                             i. a lump sum cash payment, within five (5) days following the Date of Termination, equal to the Accrued Amounts;

                             ii.      a lump sum cash payment, as soon as
         practicable following the end of the fiscal year in which the Date of Termination occurs (but in no event later than January 10 following the end of such fiscal year), equal to the Pro Rata Bonus;

                             iii. a lump sum cash payment, within five (5) days following the Date of Termination, equal to three (3) times the sum of the Executive's Base Salary and the highest Annual Bonus earned by the Executive during the Employment Period (or, if no Annual Bonus shall have been earned by the Executive as of the Date of Termination,
         (A) a lump sum cash payment, within five (5) days following the Date of Termination, equal to three (3) times the Executive's Base Salary and
         (B) a lump sum cash payment, as soon as practicable following the end of the fiscal year in which the Date of Termination occurs (but in no event later than January 10 following the end of such fiscal year), equal to three (3) times the Annual Bonus that would have been payable to the Executive for the fiscal year in which the Date of Termination occurs, based upon the Company's actual performance during such fiscal year);

                             iv. for three (3) years following the Date of Termination, continuing coverage under all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination (provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs); PROVIDED, HOWEVER, that in the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have been entitled to receive under such plans and programs; and

                             v. for three (3) years following the Date of Termination, the various fringe benefits and perquisites described in
         Section 5(g) hereof.

                       c. CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated by the Company for Cause or by the Executive (other than for Good Reason), then the Company shall pay the Executive, within five (5) days following such Date of Termination, in a lump sum cash payment, the Accrued Amounts.

                 9. MITIGATION. The Executive shall not be required to mitigate amounts payable pursuant to this Agreement by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by the Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

                 10.  SUCCESSORS; BINDING AGREEMENT.

                      a. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to the business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                       b. EXECUTIVE'S SUCCESSORS. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                 11. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  Rami Abada
                  2 Kodiak Drive
                  Woodbury, NY  11797

                  If to the Company:

                  Jennifer Convertibles, Inc.
                  419 Crossways Park Drive
                  Woodbury, NY  11797
                  Attn:  Ed Seidner, Executive Vice President

                  with a copy to:

                  Squadron Ellenoff Plesent Sheinfeld
                  551 Fifth Avenue
                  New York, NY  10176
                  Attn:  Kenneth R. Koch, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  12. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an authorized officer of the Company. No waiver by any party hereto at any time of any breach by the other parties hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Any termination of the Executive's employment or of this Agreement shall have no effect on any continuing obligations arising under this agreement, including without limitation, the right of the Executive to receive payments and/or benefits pursuant to Section 8 hereof and the obligations described in Sections 15 and 16 hereof.

                  13. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  15. INDEMNIFICATION. To the fullest extent permitted by law, the Company shall indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Company or any of its subsidiaries. During the Employment Period and for at least three (3) years thereafter, the Company shall make every reasonable effort to maintain customary director and officer liability insurance covering the Executive for acts and omissions prior to and during the Employment Period.

                  16.  CONFIDENTIALITY; NON-COMPETITION, ETC.

                       a. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and its subsidiaries and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 13(a). Executive agrees to return all confidential information, including all photocopies and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.

                       b. NON-COMPETITION. During the Employment Period and, in the event of a termination by the Company for Cause or by the Executive other than for Good Reason, for the one-year period commencing upon the Date of Termination (such periods, collectively, the "Non-Competition Period"), the Executive shall not engage in Competition, as defined below; PROVIDED, HOWEVER, that it shall not be a violation of this Section 16(b) for the Executive to become the registered or beneficial owner of up to two percent (2%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires. For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization that competes, directly or indirectly, in the sofabed and/or leather specialty retailing business within the geographical areas in which the Company conducts its business as of the Date of Termination.

                       c. NON-DISPARAGEMENT. The Executive agrees that, during the Non-Competition Period, he will not make or publish any statement which is, or may reasonably be considered to be, disparaging of the Company, its subsidiaries or affiliates, or directors, officers, employees or the operations, products or services of the Company or any of its subsidiaries or affiliates, except in connection with the performance of his services hereunder to the extent the Executive makes the statement to employees of the Company or its affiliates in good faith furtherance of the Company's business.

                       d. REMEDIES. In the event of a breach or threatened breach of this Section 16, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

                  17. LEGAL FEES. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in connection with the negotiation and execution of this Agreement and in disputing in good faith any issue hereunder relating to the termination of the Executive's employment or in seeking in good faith to obtain or enforce any benefit or right provided by this

Agreement. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

                  18. ARBITRATION. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled in New York City, New York, under the rules of the American Arbitration Association then in effect, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. All costs of the arbitration shall be borne by the Company.

                  19. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect to the subject matter contained herein.

                  20. WITHHOLDINGS. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                   JENNIFER CONVERTIBLES, INC.




                                   /s/  HARLEY J. GREENFIELD
                                   --------------------------------
                                   By:  Harley J. Greenfield
                                   Its: Chief Executive Officer and
                                        Chairman of the Board




                                   /s/  RAMI ABADA
                                   --------------------------------
                                   Rami Abada

                                   AMENDMENT

         Reference is made to the employment agreement dated as of August 15, 1999, between Rami Abada ("Abada") and Jennifer Convertibles, Inc. ("JCI").
Section 5c is hereby amended so that the reference to the number of options granted under the 1991 Incentive and Non-Qualified Stock Option Plan (the "Plan") shall be 26,000 and the remaining options to purchase 274,000 options shall be non-qualified options granted outside of the Plan (the "Outside Options"). Notwithstanding anything to the contrary contained in the employment agreement, such options shall be granted as of the date of this agreement, but shall be vested as if granted on August 15, 1999.

         If JCI adopts a new Incentive Stock Option Plan and it is permitted by applicable law, Abada shall have the right, within 60 days of stockholder approval of such new plan, to exchange the Outside Options for incentive stock options granted under such plan.

         JCI shall use its best efforts to register the shares of common stock underlying the options referred to herein.

         IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of this 30th day of November, 1999.

                                             JENNIFER CONVERTIBLES, INC.


                                             By:  /s/ HARLEY J. GREENFIELD
                                                  ---------------------------
                                                      Harley J. Greenfield,
                                                      Chief Executive Officer





                                             /s/ RAMI ABADA
                                             ---------------------------
                                                 Rami Abada